Exhibit 3.1

BY-LAW NO. 2
ADVANCE NOTICE BY-LAW

A by-law relating generally to the advance notice requirements for the nomination of directors of CANOPY GROWTH CORPORATION (the “Corporation”) is hereby made as follows:

I.              Preamble

The purpose of this advance notice by-law (the “Advance Notice By-Law”) is to establish the conditions and framework under which holders of voting securities of the Corporation may exercise their right to submit director nominations by fixing a deadline by which such nominations must be submitted by a shareholder of the Corporation prior to any annual or special meeting of shareholders, and sets forth the information that a shareholder must include in the notice to the Corporation for the notice to be in proper form.

It is the belief of the Corporation and its Board that this Advance Notice By-Law is beneficial to shareholders and other stakeholders and in the best interests of the Corporation. This Advance Notice By-Law will be subject to periodic review by the Corporation and, subject to the Act, will be revised to reflect any mandatory changes as required pursuant to applicable securities regulatory or stock exchange requirements and, at the discretion of the Board, amendments necessary to meet evolving industry standards and corporate practices.

II.            Advance Notice of Nominations of Directors

1.	Nomination Procedures. Subject only to the Act, applicable securities laws and the articles of the Corporation, only persons who are nominated in accordance with the procedures set out in this Section 1 shall be eligible for election as directors to the Board. Nominations of persons for election to the Board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose at which the election of directors is a matter specified in the notice of meeting, as follows:

(a)	by or at the direction of the Board, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of a shareholders’ meeting by one or more of the shareholders made in accordance with the provisions of the Act; or

(c)	by any person (a “Nominating Shareholder”) who:

(i)	at the close of business on the date of the giving of the notice provided for in Section 3 and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation;

(ii)	complies with the notice procedures set forth below in this Advance Notice By-Law; and

(iii)	complies with Rule 14a-19.

2.	Exclusive Means of Nominations. For the avoidance of doubt, the procedures set forth in this Advance Notice By-Law shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special meeting of shareholders of the Corporation.

3.	Timely Notice. In addition to any other applicable requirements, for a nomination to be validly made by a Nominating Shareholder, the Nominating Shareholder must deliver written notice compliant with Section 4 to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3(a) or Section 3(b), as applicable, and must update and supplement such written notice on a timely basis as set forth in Section 5:

(a)	In the case of an annual meeting (including an annual and special meeting), to be timely, the written notice required by this Section 3 must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 3, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later than the ninetieth (90th) day prior to such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under this Section 3(a) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 3 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)	In the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for the purpose of conducting other business), to be timely, the written notice required by this Section 3 must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected.

In no event shall an adjournment or a postponement of an annual meeting (or a special meeting at which directors are to be elected) for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

4.	Proper Form of Notice. To be in proper form, a Nominating Shareholder’s notice must be in writing and must set forth or be accompanied by, as applicable:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as director (a “Proposed Nominee”):

(i)	the name, age, and province or state, and country of residence of the Proposed Nominee;

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(ii)	the principal occupation, business or employment of the Proposed Nominee, both at present and for the five years preceding the notice;

(iii)	whether the Proposed Nominee is a resident Canadian within the meaning of the Act;

(iv)	the number of securities of each class or series of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(v)	a description of any relationship, agreement, arrangement or understanding, including financial compensation and indemnity-related relationships, agreements, arrangements or understanding, between the Nominating Shareholder and the Proposed Nominee, or any affiliates or associates thereof, or any person or entity acting jointly or in concert with, the Nominating Shareholder or the Proposed Nominee with respect to the Proposed Nominee’s nomination and election as a director;

(vi)	whether the Proposed Nominee is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of the Corporation or any other third party which would reasonably be expected to give rise to a real or perceived conflict of interest between the interests of the Corporation and the interests of the Proposed Nominee; and

(vii)	any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident’s proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act, the U.S. Exchange Act or any other applicable securities laws;

(b)	as to the Nominating Shareholder:

(i)	the name, age, and province or state, and country of residence of the Nominating Shareholder;

(ii)	the number of securities of each class or series of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such Nominating Shareholder or any other person with whom such Nominating Shareholder is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iii)	any derivatives or other economic or voting interests in the Corporation and any hedges implemented with respect to the Nominating Shareholder’s interests in the Corporation;

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(iv)	full particulars regarding any proxy, contract, arrangement, agreement, understanding or relationship pursuant to which such Nominating Shareholder or any associate or affiliate thereof has a right to vote or to direct or to control the voting of any shares of the Corporation; and

(v)	any other information relating to such Nominating Shareholder that would be required to be disclosed in a dissident’s proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act, the U.S. Exchange Act or any applicable securities laws.

The notice required by this Section 4 must also be accompanied by (X) a completed and executed written director nominee questionnaire in the form to be provided by the Secretary (which shall be consistent with the form completed by nominees of the Corporation) upon written request of any shareholder within 10 days of delivery of such request to the Secretary of the Corporation at the Corporation’s principal executive offices) such request, with respect to the background, qualifications, stock ownership and independence of the Proposed Nominee, and such additional information with respect to such Proposed Nominee as would be required to be provided by the Corporation pursuant to Schedule 14A promulgated under the U.S. Exchange Act if the Proposed Nominee were a participant in the solicitation of proxies by the Company in connection with such annual or special meeting and (Y) a written representation and agreement (in form provided by the Corporation) that such nominee (i) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such nominee would face re-election and (ii) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the U.S. Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

References to “Nominating Shareholder” in this Section shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.

5.	Updating of Notice. A shareholder providing the written notice required by Section 3 shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) Business Days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5, such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5, such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.

6.	Power of the Chair. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Advance Notice By-Law and, if any proposed nomination is not in compliance with this Advance Notice By-Law, must declare, as soon as practicable following receipt of such nomination and prior to the meeting, whether such defective nomination shall be disregarded.

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7.	Board Discretion. Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this Advance Notice By-Law.

8.	Definitions. For purposes of this Advance Notice By-Law:

(a)	“Act” means the Canada Business Corporations Act, or any statute that may be substituted therefor, as from time to time amended;

(b)	“affiliate” has the meaning given to that term in the Act;

(c)	“Board” means the board of directors of the Corporation;

(d)	“Business Day” means a day on which banks are open for business in the City of Toronto, Ontario Canada and New York City, New York in the United States, other than a Saturday, Sunday or statutory holiday;

(e)	“close of business” means 5:00 p.m. (Toronto time) on a Business Day;

(f)	“person” means a natural person, partnership, limited partnership, limited liability partnership, company, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning; and

(g)	“public announcement” shall mean disclosure (i) in a press release reported by a national news service in Canada and the United States, (ii) (a) in a document publicly filed by the Corporation or its transfer agent and registrar under the Corporation’s profile on the System for Electronic Document Analysis and Retrieval + at www.sedarplus.ca, or any system that is a replacement or successor thereto and (b) in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission on EDGAR (or any system that is a replacement or successor thereto) pursuant to Section 13, 14 or 15(d) of the U.S. Exchange Act or (iii) by such other means reasonably designed to inform the public or security holders in general of such information; and

(h)	“Rule 14a-19” shall mean Rule 14a-19 promulgated under the U.S. Securities Exchange Act of 1934, as amended.

(i)	“Secretary” shall mean the Secretary of the Corporation.

(j)	“U.S. Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

III            Effective Date

Subject to the confirmation by the shareholders in accordance with the Act, this Advance Notice By-Law will come into force on the date approved by the Board.

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